FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925
PRICING SUPPLEMENT NO. 89
DATED SEPTEMBER 9, 1999 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                      (FLOATING RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:   $200,000,000
Date of Issue:   September 14, 1999

Agents' Discount or Commission:   $300,000
Maturity Date:   September 14, 2001

Net Proceeds to Issuer:   $199,700,000
Initial Interest Rate:   5.7625%

Form:   [ X ] Book-Entry    CUSIP No.:   02635PPT4
        [   ] Certificated


Interest Reset Dates:  14th of March, June, September and
                       December, commencing December 14, 1999
Interest Reset Period:  Quarterly
Interest Payment Dates:   14th of March, June, September and
                          December, commencing December 14, 1999
Regular Record Dates:  15 calendar days prior to each Interest
                       Payment Date
Spread:   +0.25%
Spread Multiplier:   N/A
Maximum Interest Rate:   N/A
Minimum Interest Rate:   N/A
Index Maturity:   3 month
Optional Repayment Date(s):   N/A
Initial Redemption Date:   N/A
Initial Redemption Percentage:  N/A
Annual Redemption Percentage Reduction:   N/A

INTEREST RATE BASIS: (check one)
[    ]   CD Rate
[    ]   Commercial Paper Rate
[    ]   CMT Rate:
         Designated CMT Telerate Page:____
             If Telerate Page 7052:
             [    ] Weekly Average
             [    ] Monthly Average
         Designated CMT Maturity Index:____
[    ]   Prime Rate
[ X  ]   LIBOR:
         [    ] LIBOR Reuters
         [ X  ] LIBOR Telerate
[    ]   Treasury Rate
[    ]   Federal Funds Rate
[    ]   Other _________


Agents:  The Notes are being purchased by the Agents
         listed below:
                Merrill Lynch & Co.            $93,000,000
                Lehman Brothers Inc.           $40,000,000
                Salomon Smith Barney           $40,000,000
                J.P. Morgan Securities Inc.    $27,000,000

Capacity:  [ X ] Agent
           [   ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[   ]   The Notes are being offered at varying prices related
to prevailing market prices at the time of resale.

[   ]   The Notes are being offered at a fixed initial public
offering price of _____% of Principal Amount.

We are offering the Notes on a continuing basis through American General Securities Incorporated, Lehman Brothers Inc., Merrill Lynch & Co., J.P. Morgan Securities Inc. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. We may also accept offers to purchase Notes through other agents. See "Plan of Distribution of Notes" in the
accompanying Prospectus Supplement.    On December 23, 1998,
we increased to $1,450,000,000 from $1,000,000,000 the
aggregate principal amount of Medium-Term Notes, Series E authorized to be issued by the Company. To date, including the Notes described by this Pricing Supplement, we have accepted $1,369,492,000 aggregate principal amount of offers to purchase Notes.
                __________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if the Prospectus, the Prospectus Supplement or this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.